Exhibit 18.1

November 8, 2013

Board of Directors

Sonic Automotive, Inc.

4401 Colwick Road

Charlotte, NC 28211

Gentlemen:

Note 1 of Notes to the Consolidated Financial Statements of Sonic Automotive, Inc. (the “Company”) included in its Form 10-Q for the period ended September 30, 2013 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from the last day of the fiscal year to the first day of the fourth quarter. There are no authoritative criteria for determining a ‘preferable’ impairment testing date based on the particular circumstances; however, we conclude that such a change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2012, and therefore we do not express any opinion on any financial statements of Sonic Automotive, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Charlotte, North Carolina